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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this registration statement of Chesapeake Energy Corporation on Form S-3 of our report dated September 20, 1995, except for the fourth paragraph of Note 9 which is as of October 9, 1997, and except for the earnings per share information in Note 1, which is as of March 24, 1998, appearing on page 39 of the Chesapeake Energy Corporation Form 10-K, on our audit of the consolidated financial statements of Chesapeake Energy Corporation for the year ended June 30, 1995. We also consent to the reference to our firm under the caption "Experts".



/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP

Houston, Texas
April 20, 1998